Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into effective as of the __ day of June, 2010 (the “Effective Date”), by and between PETER BRIGGS ("Briggs") and DATA STORAGE CORPORATION, a Delaware corporation ("Data Storage").

W I T N E S S E T H:

WHEREAS, pursuant to  an Asset Purchase Agreement of even date herewith, by and between SafeData, LLC, a Delaware limited liability company (“SafeData”) and Data Storage (the “Asset Purchase Agreement”), Data Storage purchased certain assets of SafeData, including but not limited to certain business contracts (the “SafeData Contracts”) associated with data protection, recovery and secure storage business of  SafeData (collectively, the “SafeData Assets”);

WHEREAS, Data Storage desires to have the full-time services of Briggs, a former principal in SafeData, as Executive Vice President, and Briggs is willing to serve as such with respect to work relating to Data Storage’s business and its ownership and operation of, initially, the SafeData Assets (subject to changes in responsibility pursuant to Section 4 of this Agreement) (the “Division”), subject to the terms and conditions set forth herein; and

WHEREAS, Briggs acknowledges that because of the unique, special and extraordinary nature of services rendered or to be rendered by Briggs on behalf of Data Storage, Briggs will develop or has developed, on behalf of Data Storage, special and confidential relationships among Data Storage, Briggs, and Data Storage’s suppliers, licensees, customers and clients.

NOW, THEREFORE, in consideration of the promises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1.

(a) "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with, such Person.  For purposes hereof, control means the possession, directly or indirectly, of the power to direct, or cause or participate in the direction of, the management policies of such Person through the ownership of voting securities, by contract or otherwise.

(b) "Agreement" means this Employment Agreement, as amended from time to time.

(c) "Base Salary" shall have the meaning ascribed to such term in Exhibit A.

(d) "Benefits" shall have the meaning ascribed to such term in Section 6(b).

(e) “Board” means Data Storage’s Board of Directors.

(f) “Bonus” shall have the meaning ascribed to such term in Exhibit A.

(g) "Business" means (i) the management and operation of the Division; and (ii) any change in or modification to such business during Briggs' employment with Data Storage.

(h) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized by law to close.

(i) “Business Plan” means the annual (as may be amended on a more frequent basis) written document developed by the CEO/President, describing the sales and marketing strategy of the Business, containing a projected profit and loss statement and including other established targets and goals intended to expand the Business and identify additional growth objectives.

(j) “Cash Flow” shall have the meaning ascribed to such term in Exhibit A.

(k) “Cash Flow PBC” shall have the meaning ascribed to such term in  Exhibit A.

(l) "Cause" shall have the meaning ascribed to such term in Section 7(a)(iii).

(m) “CEO/President” shall have the meaning ascribed to such term in     Article 4.

(n) "Competitive Activity" means any business or activity of Briggs or any other Person that is substantially the same as the Business and/or any aspects or other lines of business that Data Storage engages in or is competitive with the Business and/or any aspects or other lines of business that Data Storage engages in.

(o) "Confidential Information" means all information (excluding information in the public domain other than as a direct or indirect result of any breach by Briggs of the provisions of this Agreement), currently existing or subsequently created or acquired during the term of Briggs’ employment, that Data Storage deems to be confidential and/or proprietary in nature, disclosed to or known by Briggs as a consequence of, or through, Briggs' relationship with Data Storage pertaining to the business, operations, management, assets, property, plans or prospects, condition (financial or other), methods, processes, organization, procedures, or results of operation of Data Storage, its Affiliates or their clients, investors or other business partners, including information of or relating to research, development, scientific or technical information, inventions, methods, formulae, processes, analytical results, trade secrets, price lists and/or rental and other pricing information including financial analyses, invoices, prospect/client/supplier/vendor lists, patents, copyrights or other intellectual property rights, computer software and any related or other technical, corporate, marketing or trade information, and all other information that gives Data Storage an opportunity to obtain an advantage over competitors of Data Storage who do not know or use it.  Confidential Information may be in an intangible form, such as unrecorded knowledge, ideas, or conception, or may be embodied in tangible form such as a document.  The term "document" includes but is not limited to written memoranda, drawings, training materials, specifications, notebook entries, photographs, graphic representations, firmware, computer information or software or models, and any other device or medium in or through which information is electronically stored or maintained and from which it can be retrieved in any manner (e.g., computer discs or e-mail).

(p) "Disability" shall have the meaning ascribed to such term in Section 7(a)(ii).

(q) “Fiscal Year” means the fiscal year of Data Storage and which shall end on December 31 of each year or shall be such other period that the Board and/or President shall designate.

(r) “GAAP” means United States generally accepted accounting principles.

(s) “Installation Deadline” shall have the meaning ascribed to such term in Exhibit B.

(t) “Maximum Annual Compensation Target” shall have the meaning ascribed to such term in Exhibit A.

(u) “Net Non-Recurring Contract” shall have the meaning ascribed to such term in Exhibit B.

(v) “Net Non-Recurring Revenue” shall have the meaning ascribed to such term in Exhibit B.

(w) “New Sales Contracts” shall have the meaning ascribed to such term in Exhibit B.

(x) “New Sales Revenue” shall have the meaning ascribed to such term in Exhibit B.

(y) "Notice" shall have the meaning ascribed to such term in Section 11(b).

(z) “Officer” means an officer of Data Storage other than Briggs.

(aa) “Options” shall have the meaning ascribed to such term in Exhibit A.

(bb) “Parent” means Data Storage Corporation, a Nevada corporation.

(cc) “Person” means any individual, corporation, trust, partnership, joint venture, limited liability company, joint stock company or other entity.

(dd) “Recurring Contract” shall have the meaning ascribed to such term in Exhibit B.

(ee)  “Recurring Revenue” shall have the meaning ascribed to such term in Exhibit B.

(ff) "Renewal Date" shall have the meaning ascribed to such term in Article 3.

(gg) "Restricted Period" means the period commencing on the date of Briggs’ termination of employment and ending on the first annual anniversary of the date of the termination of Briggs' employment under any provision of Section 7(a).

(hh) “Sales Expiration Date” shall have the meaning ascribed to such term in Exhibit B.

(ii) “Shares” shall have the meaning ascribed to such term in Exhibit A.

(jj) "Term" shall have the meaning ascribed to such term in Article 3.

2. Employment.  Data Storage hereby employs Briggs, and Briggs hereby accepts such employment by Data Storage, on the terms and subject to the conditions set forth in this Agreement.

3. Term.  Subject to Article 7, the term of Briggs' employment hereunder (the "Term") will be for a period of three (3) years, commencing on the Effective Date; provided, however that this Agreement will automatically renew for successive one (1) year periods, commencing on the third (3rd) annual anniversary of the Effective Date, on each annual anniversary of the Effective Date thereafter (the "Renewal Date") unless either party provides Notice to the other to the contrary no later than ninety (90) days prior to any Renewal Date.

4. Position and Duties.  Briggs shall serve as an Executive Vice President of Data Storage (or in such other capacity of Data Storage as designated by the CEO or President of Data Storage (the “CEO/President”)) and shall contribute significantly to the growth and development of the Business, diligently pursue achieving the goals and other objectives set forth in the Business Plan (or, at a minimum, annually meet or exceed a fifteen percent (15%) increase in gross revenues of the Business from the previous year in a year over year increase using a Compounded Annual Growth Rate (so long as Data Storage expends a sum equal to or exceeding the amount SafeData actually paid for expenses related to the Business during the twelve (12) month period prior to the execution of the Asset Purchase Agreement) and shall have such other duties as are assigned or delegated to Briggs by the CEO/President and as may be modified from time to time by the CEO/President.  Briggs shall perform well and faithfully such duties and responsibilities.

5. Time and Efforts Devoted.  During the Term, Briggs (a) shall devote his entire business time, attention, skill and energy exclusively to the Business and affairs of Data Storage and its Affiliates, (b) shall use his best efforts to promote the success of the Business of Data Storage and its Affiliates, (c) shall cooperate fully with the CEO/President and the other Officers and employees of Data Storage in the advancement of the best interests of Data Storage and its Affiliates and (d) shall not engage, directly or indirectly, in any other business or businesses, whether by way of employment, consulting or other relationship, and whether for compensation or otherwise, without the prior written consent of Data Storage in its sole and absolute discretion, except that Briggs may without such consent (i) serve on the boards of civic, non-profit or charitable organizations or corporations, (ii) deliver lectures at educational institutions or professional associations and (iii) manage personal investments and affairs (so long as any investment in non-public ventures shall be disclosed in writing to the CEO/President), provided that in any of the preceding cases such activities shall not otherwise limit Briggs’ ability to comply with the provisions of this Agreement.

6. Compensation; Benefits and Perquisites.

(a) Compensation.  Brigg’s compensation due hereunder shall be as set forth on Exhibits A and B, as amended from time to time by the parties hereto.

(b) Benefits and Perquisites.  During the Term, Briggs shall be entitled to the following benefits and perquisites (collectively, the "Benefits"):

(i) Data Storage agrees to pay Briggs on a monthly basis One Thousand Dollars ($1,000) for purposes of covering all of Briggs’ expenses relative to his employment hereunder, including but not limited to automobile and cell phone expenses.  Notwithstanding the foregoing sentence, Data Storage shall promptly reimburse Briggs for all sufficiently documented or previously-approved business expenses incurred by him for travel in performing services hereunder during the Term, which expenses shall be reimbursed in accordance with the policies and procedures established by the Board from time to time for Data Storage’s senior executives, provided that Briggs properly accounts therefor in accordance with requirements for federal income tax deductibility and Data Storage’s policies and procedures;

(ii) In each calendar year, Briggs shall be entitled to fifteen  (15) days of paid vacation.  Vacation will accrue pro rata with each pay period.  Vacation may not be accumulated or carried over from year to year.  Unused vacation will expire at the end of the calendar year in which it accrues.  In the event that Briggs’ employment by Data Storage terminates, either voluntarily or involuntarily, and Briggs has taken more vacation than he has accrued as of the date of termination, the amount of salary applicable to the excess vacation taken will be deducted from Briggs’ final paycheck.  In the event that Briggs’ employment by Data Storage terminates, either voluntarily or involuntarily, and Briggs has not taken as much vacation as he has accrued as of the date of termination, all accrued and unused vacation will expire upon termination of Briggs’ employment, and Briggs will not receive any payment for unused vacation;

(iii) holidays in accordance with Data Storage's applicable policies;

(iv) all other benefits that are generally provided by Data Storage to any other similarly situated  executive of Data Storage, such as medical and dental insurance as may be in effect from time to time in the sole discretion of Data Storage, to the extent Briggs is eligible thereunder; and

(v) an office and related facilities, shared technical and secretarial personnel, supplies, equipment and such other facilities, personnel, resources and services necessary or appropriate for the performance of Briggs’ duties hereunder.

For purposes of clarification, all benefits described herein are further modified by and wholly subject to Data Storage’s policies and practices as are included in the Data Storage Employee Manual, as may be amended from time to time, a current copy of which has been provided to Briggs.

(c) Withholding Taxes.  Data Storage shall deduct from any payments to be made by it to Briggs hereunder any amounts required to be withheld in respect of any federal, state or local income or other taxes.

7. Termination of Employment.

(a) Termination Events.  The Term and all rights of Briggs hereunder or otherwise as an employee of Data Storage will terminate (except as otherwise expressly provided in this Article 7) upon the earliest to occur of the following events:

(i) the death of Briggs;

(ii) the Disability of Briggs, immediately upon Notice from Data Storage to Briggs.  For purposes of this Agreement, the term "Disability" means Briggs’ incapacity due to any physical, psychological or mental illness, condition, impairment, restriction or incapacity such that he is or will be substantially unable to perform the essential functions of his assigned duties hereunder for a period of at least ninety (90) consecutive days or one hundred twenty (120) days during any twelve-month period;

(iii) the termination of Briggs’ employment by Data Storage for Cause, immediately upon Notice from Data Storage to Briggs or at such later time as such Notice may specify.  For purposes of this Agreement, the term "Cause" means: (A) Briggs’ breach of this Agreement (other than a breach described in clauses (B) through (I) of this Section 7(a)(iii)) and such breach, if curable, has not been cured within ten (10) days after Notice to Briggs thereof specifying in reasonable detail the nature of such breach; (B) Briggs’ willful neglect, refusal or failure to perform diligently any lawful direction of an Officer or to comply with any written policy of Data Storage and such willful neglect, refusal, failure or non-compliance has not been cured within ten (10) days after Notice to Briggs thereof specifying in reasonable detail the nature of such willful neglect, refusal, failure or non-compliance; (C) Briggs’ conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, any felony or any crime involving dishonesty, fraud, embezzlement or moral turpitude; (D) Briggs’ illegal or improper use of controlled substances and/or excessive use of alcohol; (E) Briggs’ commission of an act of theft, dishonesty, fraud or embezzlement of any goods or property of Data Storage or its Affiliates; (F) Briggs’ engaging in and/or having been found liable for or guilty of any discrimination or sexual harassment with respect to employees, clients, investors, suppliers, vendors or other business partners of Data Storage or its Affiliates; (G) the appropriation (or attempted appropriation) of a material business opportunity of Data Storage or its Affiliates, including attempting to secure or securing any personal profit or other personal benefit in connection with any transaction entered into on behalf of Data Storage or its Affiliates; (H) except as previously approved in writing by Data Storage, any actions in any capacity taken in furtherance of, or on behalf or for the benefit of any Person engaged in, any Competitive Activity; or (I) any violation of Sections 9 or 10 hereof by Briggs; or

(iv) the termination of Briggs’ employment by Briggs or Data Storage, upon the thirtieth (30th) day following (A) Briggs’ Notice thereof to Data Storage or (B) Data Storage’s Notice thereof to Briggs.

(b) Compensation after Termination.  In the event that Briggs’ employment is terminated for any reason whatsoever, Briggs and/or his estate or beneficiaries, as the case may be, shall have no further rights or claims against Data Storage or its Affiliates, except for the following:

(i) the right to any unpaid portion of the Base Salary through the date of employment termination and, in the case of any termination by Data Storage not involving Cause, for the lesser of: (A) a period of six (6) months thereafter, or (B) the remaining Term; and

(ii) reimbursement for expenses incurred by Briggs prior to the date of employment termination in accordance with Section 6(b)(i).

(c) Release by Briggs.  Notwithstanding any provision of this Agreement to the contrary, Briggs acknowledges and agrees that the obligation of Data Storage to make any payments or provide any benefits to Briggs following the termination of his employment may be expressly conditioned, if Data Storage so requests, on Briggs’ timely execution of and agreement to be bound by a general release of any and all claims (other than claims for such payments and non-provision of such benefits) arising out of or relating to Briggs’ employment by Data Storage.  Such general release shall be made in a form satisfactory to Data Storage and be enforceable by Data Storage and its Affiliates, and their respective successors and assigns.

8. Briggs’ Representations and Warranties.  Briggs represents and warrants to Data Storage that:

(a) He has the legal capacity and full right and authority to enter into this Agreement and to perform fully his obligations hereunder and thereunder.

(b) He is not subject and/or a party to any non-competition agreement; and his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others.

(c) He is not now, and during the Term will not be, bound under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that could conflict with his obligation to use his best efforts to promote the interests of Data Storage, which could conflict with Data Storage's Business and/or any aspects or other lines of business that Data Storage engages in as conducted or proposed to be conducted or which could in any way limit and/or qualify Data Storage's rights or Briggs’ ability to perform his obligations hereunder.

(d) Neither the execution and delivery of this Agreement, nor the conduct of Briggs’ duties as an employee of Data Storage, will conflict with or result in a breach of the terms or conditions of, or constitute a default under, any contract, covenant or instrument under which Briggs is now obligated.

(e) He is not now, and during the Term will not be, subject to any physical, psychological or mental illness, condition, impairment, restriction or incapacity that would restrict or prohibit him in any way from undertaking or performing or discharging any of his obligations under this Agreement.

(f) As of the Effective Date, all new customer contracts which are being actively negotiated by Briggs immediately prior to the Effective Date and are close to completion are listed on Schedule 8(f).

9. Inventions; Patents and Copyrights.  Briggs agrees that any inventions, discoveries, concepts, ideas, or intellectual property or expressions thereof, whether or not subject to patent, copyright, trademark or service mark protections, and whether or not reduced to a practice or method, which are conceived or developed by Briggs during his period of employment with Data Storage that relate to or result from the actual or anticipated business, work, research, or investigation of Data Storage shall be the sole and exclusive property of Data Storage.  Briggs shall promptly disclose such inventions, discoveries, concepts or ideas to the CEO/President and perform all actions reasonably requested by the CEO/President to assign to and vest in Data Storage the entire right, title and interest to any such invention, discovery, concept or idea.

10. Non-Solicitation; Non-Compete and Confidential Information.  In consideration of the compensation and benefits to be paid or provided to Briggs by Data Storage hereunder, Briggs covenants and agrees as follows:

(a) Non-Solicitation/Non-Compete.

(i) At any time during the Restricted Period, Briggs shall not, either directly or indirectly, whether for his own account or through any Person with which he is now or may hereafter become associated or affiliated:

(A) engage in activities relating to, render services in connection with, or otherwise act with respect to, any data protection, recovery and secure storage business opportunity that Data Storage or any of its Affiliates had under consideration at the time of Briggs’ termination of employment or during the twelve (12) months prior thereto;

(B) induce, encourage or solicit any Person to patronize (including but not limited to investing with, renting to, selling to, purchasing from and financing with) any other Person engaged in any Competitive Activity or to interfere with, disrupt, alter, terminate, discontinue, reduce or materially diminish (or attempt to do any of the foregoing) for purposes of reducing Data Storage’s or any of its Affiliates’ business prospects, or its business relationship with Data Storage or any of its Affiliates; or

(C) request or advise any Person who is or was an investor, purchaser, seller, broker, finder, business partner, supplier, vendor or agent of or for, or otherwise involved with, Data Storage or any of its Affiliates during the Term to withdraw, curtail or cancel such party’s business with Data Storage or its Affiliates.

(ii) At any time during the Restricted Period, Briggs further agrees that he shall not, either directly or indirectly, whether for his own account or through any Person with which he is now or may hereafter become associated or affiliated:

(A) recruit, solicit for employment, employ or otherwise engage, as an employee, independent contractor, consultant or otherwise, any Person who is or was employed by Data Storage or its Affiliates at any time within the one (1) year period immediately preceding such solicitation or employment;

(B) induce, encourage or solicit any such Person to leave the employ of Data Storage or its Affiliates; or

(C) disparage Data Storage and/or its Affiliates or any of its respective Officers, directors, employees, agents, representatives, consultants or contractors.

(b) Confidential Information.

(i) During the course of Briggs’ employment by Data Storage, Briggs acknowledges that he will have access to Confidential Information (including Confidential Information entrusted to Data Storage by other Persons).  At no time during or following Briggs’ employment hereunder shall Briggs use or disclose such Confidential Information or convey such Confidential Information to Persons outside of Data Storage, nor shall Briggs cause or permit any Person controlled or directed by Briggs to do any of the foregoing, except as may be (A) expressly authorized by Data Storage in its sole discretion, (B) required during and in the course of Briggs’ employment hereunder or (C) required by a judicial order or decree or governmental law or regulation.

(ii) Briggs shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information.  If Briggs acquires access to information of uncertain confidentiality, Briggs agrees to treat such information as Confidential Information until Briggs is informed otherwise by an authorized representative of Data Storage.

(iii) All Confidential Information, however and wherever produced, including Confidential Information stored in computer databases or by other electronic means, shall be and remain the sole property of Data Storage.  At any time on the request of Data Storage, or without such request on termination of Briggs’ employment hereunder for whatever reason, Briggs shall deliver to Data Storage (without retaining any electronic or physical copies, extracts, or other reproductions) or destroy immediately on Data Storage's request in writing to Briggs all documents and electronic storage devices that contain Confidential Information and that are in Briggs’ possession, subject to Briggs’ control, or held by Briggs for others, including any and all records, drawings, notebooks, memoranda, and computer diskettes, whether prepared by Briggs or others.  In addition, Briggs shall return to Data Storage any equipment, tools, or other devices owned by Data Storage or any of its Affiliates and in Briggs’ possession or subject to Briggs’ control.  At Data Storage's request, Briggs shall promptly deliver to Data Storage a certificate satisfactory to Data Storage to the effect that Briggs has complied with the provisions of this Section 10(b).

(c) Reasonable Restrictions.  Briggs acknowledges and agrees that the restrictive covenants and agreements contained in Articles 9 and 10 are reasonable with respect to subject matter, length of time and geographic area for the protection of the legitimate business interests of Data Storage, including Data Storage's Confidential Information, goodwill and expectation of conducting its Business and/or any aspects or other lines of business that Data Storage engages in without  solicitation by Briggs of Data Storage's employees, suppliers, vendors, investors, clients or other business partners during the Restricted Period.  Briggs further acknowledges and agrees that the restrictive covenants and agreements contained in Articles 9 and 10 constitute a material inducement to Data Storage to enter into this Agreement, and are necessary in order to secure for Data Storage the benefits for which it has contracted.

(d) Essential and Independent Covenants; Survival.  The representations, warranties and covenants of Briggs in Section 7(c) and Articles 8, 9 and 10 are essential elements of this Agreement, and without Briggs’ agreement to comply with such covenants, Data Storage would not have entered into this Agreement.  Data Storage and Briggs have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Data Storage.  Such covenants are independent covenants, and the existence of any claim by Briggs against Data Storage under this Agreement or otherwise will not excuse Briggs’ breach of any such covenant.  If Briggs’ employment hereunder is terminated under any provision of Section 7(a), the covenants of Briggs in Articles 9 and 10 will survive and continue in full force and effect.

(e) Reformation.  If the applicability, legality, validity or enforceability of any of the covenants in Articles 9 or 10 is challenged in a litigation, arbitration, mediation or other legal proceeding, Briggs shall have the burden of proving that such covenant is inapplicable, illegal, invalid or unenforceable.  Additionally, if at the time of enforcement any covenant in Articles 9 or 10 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and the parties agree that the maximum permissible scope, time or geographic area under such circumstances will be substituted for the stated scope, time or geographic area.

11. Miscellaneous.

(a) Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.  The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions hereof.

(b) Notice.  Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a "Notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by nationally recognized overnight courier service or certified or registered mail, first-class postage prepaid, return receipt requested.  A Notice to Briggs must be addressed to Briggs’ last known address on the records of Data Storage.  A Notice to Data Storage must be addressed to its principal office.  A Notice delivered personally will be deemed given only when received or refused.  A Notice sent by nationally recognized overnight courier service will be deemed given one Business Day after it is received by such service for overnight delivery.  A Notice sent by registered or certified mail will be deemed given five (5) Business Days after it is mailed.  Any party may designate, by Notice to the other party, a substitute address or addresses for Notices; and thereafter, Notices are to be directed to such substitute address or addresses.

(c) Complete Agreement.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the parties.

(d) Applicable Law; Waiver of Jury Trial.

(i) This Agreement and any dispute arising hereunder shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed entirely within such jurisdiction, without giving effect to the conflict of laws principles thereof.

(ii) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY JURY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d)(ii).

(e) Equitable Relief.  The parties recognize that irreparable injury will result from a breach or threatened breach of any provision of this Agreement and that money damages will be inadequate to remedy the injury fully.  Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies that may be available to that party) shall be entitled, without the necessity of posting bond or other security, to one or more preliminary or permanent orders (i) restraining and enjoining any act that would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.  Without limiting Data Storage's rights under this Section 11(e) or any other remedies of Data Storage, if Briggs breaches any of the provisions of Articles 9 or 10, Data Storage will have the right to cease making any payments otherwise due to Briggs under this Agreement.

(f) Obligations Contingent on Performance.  The obligations of Data Storage hereunder, including its obligation to pay the compensation provided for herein, are contingent on Briggs’ performance of his obligations hereunder.

(g) Binding Effect; Delegation of Duties Prohibited.  This Agreement shall inure to the benefit of, and shall be binding on, the parties and their respective successors, assigns, heirs and legal representatives, including any entity with which Data Storage may merge or consolidate or to which all or substantially all of its assets may be transferred.  The duties and covenants of Briggs under this Agreement, being personal, may not be delegated, and Briggs may not assign this Agreement to any Person, and any purported assignment or delegation by Briggs shall be null and void.

(h) Agreement Confidential.  Except as required by law, each of the parties agrees to use commercially reasonable efforts to maintain the confidentiality of the terms of this Agreement.

(i) Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

(j) Terminology and Construction.  Unless otherwise indicated, any reference in this Agreement to a Section or Article shall mean the applicable section or article of this Agreement.  Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.  The use herein of the word "include" or "including" when following any general statement, term or matter, shall not be construed to limit such statement, term or matter, to the specific items or matters set forth immediately following such word or to similar items or matters, but rather shall be deemed to refer to all other items and matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  As used in this Agreement, the term "party" or "parties" refers to Data Storage and/or Briggs, as the case may be.  The section headings in this Agreement are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

(k) Drafting.  Each party shall be deemed to have participated equally in the drafting of this Agreement and any ambiguity in this Agreement shall not be construed against any purported author thereof.  Briggs acknowledges that he has been given the opportunity to make such inquiries and investigations as he has deemed appropriate under the circumstances and that, at all times during the course of the negotiations and execution of this Agreement, Briggs has been advised by counsel.

(l) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

________________________(SEAL)
Peter Briggs

DATA STORAGE CORPORATION,
a Delaware corporation

By:________________________(SEAL)
      Charles M. Piluso
       President

[Signature Page for Employment Agreement]

SCHEDULE 8(f)

NEW SALES CONTRACTS UNDER ACTIVE NEGOTIATION

EXHIBIT A

Brigg’s total package of annual monetary compensation from Data Storage, if he achieves at least one hundred percent (100%) of the objectives set forth in the Business Plan in any calendar year, will be no less than Two Hundred Fifty Thousand Dollars ($250,000); and if Briggs exceeds one hundred percent (100%) of the Business Plan in any calendar year, his maximum annual monetary compensation will be up to Three Hundred Fifty Thousand Dollars ($350,000), subject to additional compensation, if approved by the Board, in its sole and absolute discretion, in the form of a Bonus as further described below.  Notwithstanding  these compensation parameters, the individual components of Base Salary, additional compensation and Bonus available to Briggs hereunder are subject to the sole and absolute discretion of the CEO/President or the Board, as applicable, and may be changed or modified at any time during the Term.

(1)           Base Salary.  During the term of this Agreement, Briggs shall be paid a salary at the rate of One Hundred Eighty Thousand Dollars ($180,000) per annum, payable in regular equal installments in accordance with Data Storage’s standard payroll procedures for executive officers (“Base Salary”).

(2)           Additional Compensation

(a)           Cash Flow Performance Based Compensation (“PBC”).

(i) Following the initial three (3) month period after the Effective Date, Data Storage shall pay Briggs twenty five percent (25%) of the Cash Flow solely associated with the Business (the “Cash Flow PBC”) (and the amount of Cash Flow PBC shall meet or exceed Seventy Thousand Dollars ($70,000) per calendar year if Briggs achieves at least one hundred percent (100%) of the objectives set forth in the Business Plan in any calendar year) up to a maximum aggregate annual compensation (including Base Salary and any additional compensation payable) of Three Hundred Fifty Thousand Dollars ($350,000) per calendar year (the “Maximum Annual Compensation Target”).  The Maximum Annual Compensation Target shall be adjusted proportionately for the period from the Effective Date until December 31, 2010, and for the period from January 1 through the date of employment termination in the year of Briggs’ termination of employment.

(ii)           For purposes of this Agreement, “Cash Flow” solely associated with the Business for any calendar year (or portion thereof), as calculated on a monthly basis, during the Term shall be deemed to mean the amount as determined by the CEO/President by which gross cash receipts actually received by Data Storage (net of sales, use, excise, telecommunications and other similar taxes, but not income taxes, and excluding cash proceeds from any security deposits or pre-paid amounts associated with the SafeData Contracts (and/or any other Division contracts as may be included by the CEO/President in the future) or otherwise related to the Business until forfeited or otherwise applied to payments due under any SafeData Contracts or other agreements related to SafeData Assets (and/or any other Division contracts as may be included by the CEO/President in the future), cash proceeds in the form of insurance proceeds or sales of assets or contracts, cash proceeds derived from similar capital or non-operating transactions and cash proceeds, if any, from Recurring Revenue and/or Net Non-Recurring Revenue) during such calendar year exceed the aggregate of (A) all direct and indirect operating costs and expenses related or otherwise allocable to the Business that are paid in cash during such calendar year (without deduction for any charge for cost recovery, amortization, depreciation or other Business expenses not paid in cash but including any payments for equipment leases for equipment or periodic payments for other leased assets, each used in the Business (adjusting such payments to back out any reduction related to refinancings or other negotiations that result in reduced periodic payments that do not effectively lower the associated obligation but merely extend its related maturity date), Business capital expenditures, taxes and debt service (including both principal and interest) related to the Business), (B) the amount of any reserves for the Business as reasonably determined by the CEO/President or required by Data Storage’s lender and (C) the Business’ pro-rata portion of overhead costs of Data Storage’s headquarters, including but not limited to insurance, accounting, managerial, fair rental value and char service associated with Data Storage’s headquarters).  The determination of Cash Flow by the CEO/President shall be presumed to be accurate and an appropriate determination of business judgment if based on a reasonable application in good faith of the criteria set forth above and Briggs carries the burden of rebutting such presumption unless he can show clear error in connection with such determination.

(iii)           Payments on Cash Flow PBC.  Any compensation payable by Data Storage to Briggs on account of Cash Flow PBC shall be paid quarterly during the Term, as calculated as of the last day of March, June, September and December of each year during the Term, but paid on or before the second (2nd) installment of Base Salary following each such calculation.  The first such payment, if any, shall equal (x) an estimate of Cash Flow for the period commencing with the day after the initial three (3) month anniversary of the Effective Date and ending on the last day of the next calendar quarter after the initial three (3) month anniversary of the Effective Date (y) multiplied by twenty five percent (25%) minus the amount of Base Salary paid during such period.  The following quarterly payment, if any, shall equal an estimate of Cash Flow for each subsequent calendar quarter multiplied by twenty five percent (25%) minus the amount of Base Salary paid during such period (with any adjustments necessary to any Cash Flow PBC payment as a result of a true-up to Cash Flow estimates following the end of Data Storage’s Fiscal Year effected in the Cash Flow PBC payment calculated as of December 31st of each year during the Term) but paid as set forth above.  On reasonable prior written notice, during normal business hours, and at the sole cost and expense of Briggs, Briggs shall have the right to examine and audit the books and records of Data Storage at Data Storage’s principal office relating to the calculation of the Cash Flow PBC and payment of the amounts due under this Exhibit A with respect thereto.  Such audit right for the Cash Flow PBC may be exercised only once per year and may only be exercised, if at all, by March 31st of any year during the Term and is restricted solely to Cash Flow PBC payments for the prior calendar year.  If such audit discloses that any payments associated with the Cash Flow PBC were not correct, then Data Storage shall pay to Briggs the amount of any undisputed underpayment disclosed by the audit within the later of (A) ten (10) business days following such audit or (B) the next payment of Base Salary, and the amount of any undisputed overpayment disclosed by the audit shall be deducted from the next payment of Base Salary until reimbursed to Data Storage in full.

(b)           Bonus  In the event that Briggs satisfies the Maximum Annual Compensation Target, as additional compensation for Briggs hereunder, Data Storage may provide to Briggs a bonus (“Bonus”) in accordance with targets established by the Board for each calendar year, commencing with the calendar year ending December 31, 2010.  The Bonus shall be determined by Data Storage’s compensation committee based on the performance of Data Storage and Briggs in such calendar year.  Such Bonus shall be payable in the sole and absolute discretion of the Board and, if approved by the Board, may include as a portion of such additional compensation, shares (the “Shares”) or options (the “Options”) of the Parent’s stock.  In the event Shares and/or Options constitute a portion of the Bonus, such Shares and/or Options shall be granted pursuant to any applicable plan of Data Storage in accordance with the provisions of such plan.

EXHIBIT B

Initial Three Month Period

As an added incentive to Briggs, for any new customer contracts associated with the Business with no less than a one (1) year contract term entered into after the Effective Date by Data Storage for sales of services that Data Storage will provide after the Effective Date that (1) are memorialized in writing and fully executed by Data Storage and the counterparty to such contract(s) within three (3) months following the Effective Date (the “Sales Expiration Date”), (2) for which all installations related to such customer contracts are completed by the four (4) month anniversary of the Effective Date (the “Installation Deadline”) and (3) result in recurring revenue (i.e., based on regular monthly or quarterly fees) to Data Storage (net of sales, use, excise, telecommunications and other similar taxes, but not income taxes) for such contract(s) that is actually collected on or before the seven (7) month anniversary of the Effective Date but solely limited to the first three (3) months of collections of any such contract(s) (collectively, the “Recurring Revenue”), Briggs shall receive twenty five percent (25%) of the Recurring Revenue.  If on the one (1) year anniversary of the execution of any contract for which Briggs received a Recurring Revenue commission, such contract either has a delinquency of one (1) month or more (and/or the monthly revenue has been reduced from the original terms of such contract), the customer of such contract has routinely failed to pay its monthly fee on a timely basis or such contract has been terminated, any associated commissions paid to Briggs for such contract shall be deducted from the next payment of Base Salary until reimbursed to Data Storage in full.   For example, if a new customer contract, executed on day before the three (3) month anniversary of the Effective Date with a one (1) year term and the related installation completed by the Installation Deadline, generates monthly gross revenue of Ten Thousand Dollars ($10,000) and Thirty Thousand Dollars ($30,000) is collected before the seven (7) month anniversary of the Effective Date, Briggs shall be paid a Recurring Revenue commission for such contract of Seven Thousand Five Hundred Dollars ($7,500); provided that, if on the one (1) year anniversary of the execution of such contract it is determined that the contract has a delinquency of one (1) month’s revenue or more (or the monthly revenue for such contract has been reduced from its original terms), the customer of such contract has routinely failed to pay its monthly fee on a timely basis or such contract has been terminated, Data Storage shall deduct Seven Thousand Five Hundred Dollars ($7,500) from Brigg’s subsequent Base Salary payment(s).  Any such contract satisfying such requirements shall be referred to as a “Recurring Contract”.  For any new customer contracts associated with the Business entered into by Data Storage after the Effective Date for sales of services that Data Storage will provide after the Effective Date that (a) are memorialized in writing and fully executed by Data Storage and the counterparty to such contract(s) by the Sales Expiration Date, (b) for which all installations related to such customer contracts are completed by the Installation Deadline, and (c) result in non-recurring revenue (i.e., based on a one-time fee to Data Storage (net of all installation and other direct costs associated with the provision of services under any Net Non-Recurring Contract (as defined below) and all sales, use, excise, telecommunications and other similar taxes, but not income taxes) for such contract(s) that is actually collected on or before the five (5) month anniversary of the Effective Date (the “Net Non-Recurring Revenue”), Briggs shall receive fifty percent (50%) of the Net Non-Recurring Revenue.  Any such contract satisfying such requirements shall be referred to as a “Net Non-Recurring Contract”.   All Recurring Contracts and Net Non-Recurring Contracts shall collectively be referred to as “New Sales Contracts.”  All Recurring Revenue and Net Non-Recurring Revenue shall collectively be referred to as “New Sales Revenue.”

Any compensation payable by Data Storage to Briggs on account of Recurring Revenue shall be paid on or before the second (2nd) installment of Base Salary following the seven (7) month anniversary of the Effective Date (subject to recapture as described above), if Briggs is still employed by Data Storage on such date.  Any compensation payable by Data Storage to Briggs on account of Net Non-Recurring Revenue shall be paid on or before the second (2nd) installment of Base Salary following the five (5) month anniversary of the Effective Date, if Briggs is still employed by Data Storage on such date.  Briggs covenants that the terms and conditions of any New Sales Contract shall be (y) in conformance with the customary and historical terms of the prior customer contracts (with reasonable adjustments for current market conditions) of SafeData (when Briggs was employed by SafeData) and (z) within the ordinary course of the Business.  On reasonable prior written notice, during normal business hours, and at the sole cost and expense of Briggs, Briggs shall have the right to examine and audit the books and records of Data Storage at Data Storage’s principal office relating to the calculation of the New Sales Revenue and payment of the amounts due under this Exhibit B with respect thereto.  Such right to audit the New Sales Revenue may be exercised, if at all, only once and may only be exercised by the nine (9) month anniversary of the Effective Date.  If such audit discloses that any payments associated with the New Sales Revenue were not correct, then Data Storage shall pay to Briggs, the amount of any undisputed underpayment disclosed by the audit within the later of (i) ten (10) business days following such audit or (ii) the next payment of Base Salary, and the amount of any undisputed overpayment disclosed by the audit shall be deducted from the payment of Base Salary until reimbursed to Data Storage in full.